Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exela Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-222973, 333-219494, and 333-219157) on Form S-3 and the registration statement (No. 333-222743) on Form S-8 of Exela Technologies, Inc. of our reports dated June 8, 2020, with respect to the consolidated balance sheets of Exela Technologies, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Exela Technologies, Inc.

Our report dated June 8, 2020, on the consolidated financial statements, refers to a restatement of the 2018 and 2017 financial statements and a change in the method of accounting for leases and revenue.

Our report dated June 8, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

•

The Company did not design, implement, and operate effective process-level control activities related to order-to-cash (including revenue, customer deposits, accounts receivable, deferred revenue, and cost to obtain a contract), procure-to-pay (including operating expenses, accounts payable, and accrued liabilities), hire-to-pay (including compensation expense and accrued liabilities), leases (including accounting for the adoption of the new lease standard, right-of-use asset, and lease liability), goodwill, restricted cash, share based compensation, journal entries and preparation of the consolidated financial statements, and other financial reporting processes, as well as accounting for significant unusual transactions.

•	The Company did not design, implement and operate effective process-level control activities related to the approval, authorization and disclosure of related party transactions.
•

The Company did not design, implement, and operate effective general information technology controls (GITCs) over user and privileged access to information technology (IT) systems at multiple components in order to adequately restrict access to appropriate finance and IT personnel and enforce appropriate segregation of duties. As a result, process-level automated control activities and manual control activities that are dependent upon information derived from IT systems were also ineffective.

•	There was not sufficient oversight and governance from the Board of Directors in the design, implementation, and execution of internal control over financial reporting.
•	The Company did not sufficiently establish structures, reporting lines, and appropriate authorities and responsibilities.
•	The Company did not sufficiently attract, develop and retain competent resources, and hold them accountable for their internal control responsibilities.
•	Financial reporting objectives were not clearly specified to enable the identification and assessment of risks, including complying with applicable accounting standards.
•	The risk assessment process failed to identify and assess risks of misstatement, including fraud risks, to ensure controls were designed and implemented to respond to those risks.
•	Changes that could impact the system of internal controls were not identified and assessed.

•	Relevant and quality information to support the functioning of internal controls was not consistently generated or used by the Company to support the operation of internal controls.
•	Internal communication of information necessary to support the functioning of internal control was not sufficient.
•	Communication with external parties on matters affecting the functioning of internal control was not complete.
•	The Company did not sufficiently select, develop, and perform ongoing evaluations to determine the components of internal control are present and functioning.
•	The evaluation and communication of internal control deficiencies, including monitoring corrective actions, were not performed in a timely manner.

/s/ KPMG LLP

Detroit, Michigan
June 8, 2020